Escalade Reports Fourth Quarter Sales Growth Of 14% And Full Year Up 11%

EVANSVILLE, Ind., Feb. 24, 2014 /PRNewswire/ -- Escalade, Incorporated (NASDAQ: ESCA) announced that net revenues for the fourth quarter of 2013 were 14% higher than the same quarter last year. Net revenues for the full year 2013 were 11% higher than last year. Sales growth was driven by the Sporting Goods segment and was a direct result of continued product innovation and brand marketing.

Net income for the fourth quarter of 2013 was $3.1 million, or $0.23 basic earnings per share compared to net income of $3.9 million or $0.29 basic earnings per share for the same quarter in 2012. Net income for the full year 2013 was $9.8 million or 11% higher than last year excluding the impact of goodwill and intangible asset impairment in 2012. 2013 basic earnings per share was $0.73 compared to $0.66 basic earnings per share last year excluding the impact of goodwill and intangible asset impairment in 2012. In the third quarter of 2012, the Company recorded goodwill and intangible asset impairments related to the Information Security and Print finishing segment totaling $13.4 million along with an unrelated impairment for an equity method investment in the amount of $382 thousand.

In the Sporting Goods segment, net revenue increased 18.1% in 2013 compared to 2012 with growth coming from most sales channels in the Sporting Goods segment. The Company continues to aggressively pursue opportunities to increase revenue through introduction of new products, expansion of product distribution, acquisitions, and increased investment in consumer marketing.

Net revenue in the Information Security and Print Finishing business decreased 12.3% in 2013 compared to 2012. Excluding the effect of changes in foreign exchange rates, 2013 net revenues were down 12.5% compared with 2012. Sales are direct to end users, including government agencies, as well as through office products retailers, wholesalers, specialty dealers, and business partners.

"We are pleased with achieving double-digit top line revenue and earnings growth," stated Robert J. Keller, President and Chief Executive Officer of Escalade, Inc. "Our full year revenue growth of 11% and net income of $0.73 per share reflects the strong market acceptance of our innovative new products and trusted brands. We continue to focus on making improvements in our company and expanding our footprint in core markets."

Escalade is a leading manufacturer and marketer of sporting goods and information security and print finishing products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Deborah Meinert, Vice President and CFO at 812/467-4449.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, Escalade's ability to successfully integrate the operations of acquired assets and businesses, new product development, the continuation and development of key customer and supplier relationships, Escalade's ability to control costs, general economic conditions, fluctuation in operating results, changes in the securities market, Escalade's ability to obtain financing and to maintain compliance with the terms of such financing, and other risks detailed from time to time in Escalade's filings with the Securities and Exchange Commission. Escalade's future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to release revisions to these forward-looking statements after the date of this report.

Escalade, Incorporated and Subsidiaries
Consolidated Condensed Statement of Operations
(Unaudited, In Thousands Except Per Share Data)

	Three Months Ended		Twelve Months Ended
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012

Net Sales	$ 46,372	$ 40,789	$ 163,677	$ 147,589

Costs, Expenses and Other Income
Cost of products sold	34,139	30,231	113,349	103,174
Selling, administrative and general expenses	8,804	7,663	33,450	31,370
Goodwill and intangible asset impairment charges	--	--	--	13,384
Amortization	562	524	2,381	2,246

Operating Income (Loss)	2,867	2,371	14,497	(2,585)

Interest expense	142	112	738	602
Other (income)	(2,062)	(1,700)	(2,929)	(3,031)
Equity method investment impairment	--	--	--	382

Income (Loss) Before Income Taxes	4,787	3,959	16,688	(538)

Provision for Income Taxes	1,737	49	6,883	4,392

Net Income (Loss)	$ 3,050	$ 3,910	$ 9,805	$ (4,930)

Earnings Per Share Data
Basic earnings (loss) per share	$ 0.23	$ 0.29	$ 0.73	$(0.37)
Diluted earnings (loss) per share	$ 0.22	$ 0.29	$ 0.72	$(0.37)
Average shares outstanding	13,579	13,423	13,506	13,244

Consolidated Condensed Balance Sheets
(Unaudited, In Thousands)

	December 28, 2013	December 29, 2012
Assets
Current assets	$ 81,216	$ 70,965
Property, plant & equipment, net	14,958	12,281
Other assets	32,687	30,477
Goodwill	13,113	12,017
Total	$ 141,974	$ 125,740

Liabilities and Stockholders' Equity
Current liabilities	$ 43,679	$ 38,309
Other liabilities	10,340	6,974
Stockholders' equity	87,955	80,457
Total	$ 141,974	$ 125,740

(Logo: http://photos.prnewswire.com/prnh/20130830/MM72120LOGO )